UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2013

NATHAN’S FAMOUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-3189	11-3166443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jericho Plaza, Jericho, New York		11753
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (516) 338-8500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 13, 2013, Donald Perlyn, Executive Vice President of the Company, advised the Company that he was retiring as an employee of the Company effective February 12, 2014.  As a result, the Company and Mr. Perlyn agreed to amend Mr. Perlyn’s employment contract to extend the expiration of Mr. Perlyn’s employment term from September 30, 2013 until February 12, 2014.  In connection with such retirement and as reflected in the amendment to Mr. Perlyn’s employment agreement, the Company agreed to purchase from Mr. Perlyn 67,619 shares of the Company’s common stock, $.01 par value at a purchase price of $36.87  per share which was the closing price of the Company’s common stock as reported on the Nasdaq Global Market on February 13, 2013.  The amendment to the Employment Agreement further provided that Mr. Perlyn will serve as  a consultant to the Company from February 13, 2014 until February 12, 2015 and thereafter, at the discretion of the Company, he may serve as a consultant for an additional one year.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

To the extent applicable, the information provided under Item 1.01 Entry Into a Material Definitive Agreement is incorporated into this Section by reference.

Item 9.01.	Financial Statement and Financial Exhibits.

Exhibit 99.1.	Amendment, dated February 13, 2013 to the Employment Agreement dated as of November 6, 2007 between Donald L. Perlyn and Nathan’s Famous, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2013	NATHAN’S FAMOUS, INC.

	By:	/s/ Ronald DeVos
		Name:	Ronald DeVos
		Title:	Vice President Finance and Chief Financial Officer (Principal Financial Officer and Accounting Officer)